UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2023

ImmunoGen, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	0-17999	04-2726691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices, including zip code)

(Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	IMGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 1, 2023, ImmunoGen, Inc. (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with RA Capital Healthcare Fund, L.P. (the “Shareholder”) pursuant to which the Shareholder agreed to exchange 21,853,000 shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), for 21,853 shares of newly designated Series A Convertible Preferred Stock, par value $.01 per share (the “Preferred Stock”) (the “Exchange”). The preferences, rights, and limitations of the Preferred Stock are set forth in a Certificate of Designation (the “Certificate of Designation”) attached to the Exchange Agreement. In connection with the Exchange, on May 2, 2023, the Company filed Articles of Amendment to the Company’s Articles of Organization, as amended, which included the Certificate of Designation, with the Secretary of the Commonwealth of Massachusetts.

Each share of the Preferred Stock is convertible into 1,000 shares of Common Stock at the option of the holder at any time until the tenth anniversary of the issuance of the Preferred Stock, at which time the Preferred Stock will automatically convert to Common Stock. In addition, the Company has the right to request the conversion of the Preferred Stock into Common Stock in certain circumstances. The conversion of the Preferred Stock into Common Stock is subject to certain limitations, including that the holder will be prohibited from converting the Preferred Stock into Common Stock if, as a result of such conversion, the holder (together with its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the holder for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) would beneficially own a number of shares of Common Stock above a conversion blocker (the “Conversion Blocker”), which is initially set at 9.99% of the total Common Stock then issued and outstanding immediately following the conversion of such shares of Preferred Stock. Holders of the Preferred Stock are permitted to increase or decrease the Conversion Blocker to an amount not to exceed 19.99% upon 61 days’ prior notice from the holder to the Company.

Shares of the Preferred Stock will have no voting rights, except as required by law and except that the affirmative vote of the holders of the then outstanding Preferred Stock will be required to amend the terms of the Preferred Stock, increase the number of authorized shares of Preferred Stock or enter into an agreement with respect to any of the foregoing. The holders of the Preferred Stock are entitled to receive a nominal preference of $0.001 per share of Preferred Stock upon the liquidation, dissolution, or winding up of the Company (the “Liquidation Preference”) before any payments are made or any assets are distributed to holders of the Common Stock. However, if the amount payable to holders of the Common Stock upon the Company’s liquidation, dissolution, or winding up is greater than the Liquidation Preference on a per share basis, then the holders of the Preferred Stock will instead receive, on a per-share and as-converted basis, the same assets that are distributed to holders of the Common Stock. In the event of certain fundamental transactions, including a merger, holders of the Preferred Stock will automatically receive, as consideration for the Preferred Stock, the same kind and amount of securities, cash, or property as the holders of the Preferred Stock would have been entitled to receive had the holders of the Preferred Stock instead held Common Stock immediately prior to the occurrence of the fundamental transaction, subject to certain exceptions.

The Exchange is expected to close on or around May 3, 2023. The Preferred Stock will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

The foregoing description of the Preferred Stock and the Exchange Agreement is not complete and is qualified in its entirety by reference to the full text of the Articles of Amendment, which includes the Certificate of Designation, and the Exchange Agreement, which are filed as Exhibits 3.1 and 10.1 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02.	Unregistered Sale of Equity Securities.

The information contained above in Item 1.01 of this Report regarding the Exchange Agreement and Preferred Stock is incorporated by reference into this Item 3.02.

Item 3.03.	Material Modifications of Rights of Security Holders.

The information contained above in Item 1.01 of this Report regarding the Articles of Amendment and Preferred Stock is incorporated by reference into this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information contained above in Item 1.01 of this Report regarding the Articles of Amendment and Preferred Stock is incorporated by reference into this Item 5.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Articles of Amendment.
10.1	Exchange Agreement, dated May 1, 2023, by and among ImmunoGen, Inc. and RA Capital Healthcare Fund, L.P.
104	Cover Page Interactive Data File (embedded within the Inline XBRL (eXtensible Business Reporting Language) document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImmunoGen, Inc.

Dated: May 2, 2023	By:	/s/ Daniel S. Char
Daniel S. Char
Senior Vice President, Chief Legal Officer, and Secretary